Exhibit 10.12

MURPHY USA INC.

TIME-BASED OPTION GRANT AGREEMENT

Time Based Stock Option Award Number:	Name of Optionee:	Number of Shares of Stock Subject to this Option:	Option Price Per Share:
[[GRANTNUMBER]]	[[FIRSTNAME]] [[LASTNAME]]	[[SHARESGRANTED]]	[[GRANTPRICE]]

This Option, granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy USA Inc., a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2013 Long-Term Incentive Plan as amended and restated effective as of February 9, 2017 (the “Plan”), is subject to the provisions set forth herein and in the Plan. This Option is designated a ‘non-qualified’ Option under the Plan. Capitalized terms not defined herein shall have the meaning set forth in the Plan.
1.The Company hereby grants to the individual named above (the “Optionee”) an Option to purchase Shares of the $0.01 par value Common Stock of the Company from the Company up to the maximum number of Shares subject to the Option at the Option Price per share set forth above, subject to the terms of this Agreement and the Plan.
2.Subject to paragraphs 3 and 5 below, one-half of the Shares subject to the Option pursuant to this Agreement shall vest and become exercisable on the two year anniversary of the Grant Date, and the remaining Shares subject to the Option shall vest and become exercisable on the three year anniversary of the Grant Date, in each case, subject to the Optionee’s continued employment through the applicable vesting date; provided, however, this Option shall not be exercisable whenever the purchase or delivery of Shares under this Option would be a violation of any law or any governmental regulation which the Company may find to be valid and applicable.
3.Except as set forth in paragraph 5, in the event the Optionee’s employment with the Company is terminated for any reason other than due to (x) Retirement which occurs following the first anniversary of the Grant Date, (y) death or (z) total and permanent disability (as defined in the Company’s Long-Term Disability Plan, “Disability”), any Options granted under this Agreement which are unvested as of the date of such termination of employment (including, for the avoidance of doubt, upon Retirement which occurs on or prior to the first anniversary of the Grant Date) will be immediately cancelled and forfeited for no consideration. In the event of the Optionee’s termination of employment due to the Optionee’s (A) Retirement which occurs following the first anniversary of the Grant Date, (B) death or (C) Disability, this Option will vest and become exercisable in full on the date of such termination.

Exhibit 10.12

4.This Option shall expire in the following situations:
a.If the Optionee’s employment terminated for any reason other than an involuntary termination by the Company for Cause (including, without limitation, due to Retirement, death or Disability), it shall expire on the earlier of (x) two years after the date of the Optionee’s termination of employment and (y) seven years after the Grant Date;
b.If the Optionee’s employment terminates due to an involuntary termination by the Company for Cause, it shall expire at the time of such termination;
c.In any event, it shall expire 7 years after the Grant Date.
d.To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise the Option within the time specified herein, the Option shall expire.
5.If, in connection with a Change in Control, this Option is assumed or continued by the buyer or the successor or surviving entity (or its parent) in such Change in Control, then, in the event of an involuntary termination of the Optionee’s employment by the Company without Cause or due to Optionee’s death or Disability, in each case within 24 months following a Change in Control, this Option will fully vest and 100% of the Option will be deemed to be earned and exercisable upon such termination. If this Option is not assumed or continued by the buyer or the successor or surviving entity (or its parent) in connection with a Change in Control, then, upon such Change in Control, this Option will fully vest and 100% of the Option will be deemed to be earned and exercisable as of immediately prior to such Change in Control. For purposes of this Agreement, “Cause” shall mean the Awardee’s: (i) willful failure or refusal to satisfactorily perform Awardee’s duties or obligations in connection with Awardee’s employment; (ii) having engaged in willful misconduct, gross negligence or a breach of fiduciary duty, or Awardee’s material breach of Awardee’s employment, services or similar agreement, if any, or any Company policy; (iii) Awardee’s conviction of, or a plea of guilty or nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty; (iv) Awardee’s unlawful use or possession of illegal drugs on the Company’s premises or while performing his or her duties and responsibilities for the Company; or (v) Awardee’s commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any of its Affiliates.
6.The Optionee’s right to exercise this Option may not be sold, pledged, or otherwise transferred (except as hereinafter provided) and any attempts to sell, pledge, assign or otherwise transfer shall be void and the Optionee’s rights to the Option shall therefore be forfeited. The Optionee’s right to exercise the Option shall, however, be transferable by will or pursuant to the laws of descent and distribution or the Optionee may make a written designation of a beneficiary on a form prescribed by the Company, which beneficiary (if any) shall succeed to the Optionee’s rights under this Agreement in the event of the Optionee’s death.

Exhibit 10.12

7.In the event of any relevant change in the capitalization of the Company subsequent to the Grant Date and prior to the exercise of the Option, the number of Options subject to this Agreement and Option Price will be adjusted to reflect such change in capitalization in accordance with the Plan.
8.This Option shall be exercised in writing and in accordance with such administrative regulations or requirements as may be stipulated from time to time by the Committee. Unless otherwise determined by the Committee, this Option shall be settled by the Company’s delivery to the individual a net number of Shares equating in value to the difference between (i) the Fair Market Value of the Shares at the time of exercise and (ii) the applicable Option Price; less statutory withholding taxes. In case of the exercise of this Option in full, it shall be surrendered to the Company for cancellation. In case of the exercise of this Option in part, this Option shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon or of otherwise reflecting in such manner as the Company shall determine the result of such partial exercise of the Option.
9.Nothing contained in this Agreement shall confer or be deemed to confer upon the Optionee any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate the Optionee’s employment at any time with or without assigning a reason therefore.
10.The Plan and this Agreement are administered by the Committee. The Committee has the full authority to interpret and administer the Plan consistent with the terms and provisions of the plan document.

Murphy USA Inc.

Attest:
/s/Gregory L. Smith	/s/ R. Andrew Clyde
Gregory L. Smith	R. Andrew Clyde
Corporate Secretary	President & Chief Executive Officer